                                                                     Exhibit 4.2

                      EVANS BANCORP, INC. 1999 STOCK OPTION
                          AND LONG-TERM INCENTIVE PLAN
                   (AS AMENDED AND RESTATED JANUARY 27, 2003)

1.   PURPOSE.

     Evans Bancorp, Inc., a New York corporation (the "Corporation"), has adopted the Evans Bancorp, Inc. Stock Option and Long-Term Incentive Plan, effective as of January 19, 1999.

     The purpose of the Evans Bancorp, Inc. Stock Option and Long-Term Incentive Plan (the "Plan") is to enable the Corporation and its subsidiaries to attract, retain, and reward employees non-employee directors and consultants ("Eligible Persons") by offering them an opportunity to have a greater proprietary interest in and closer identity with the Corporation and with its financial success. An option granted under the Plan to an Eligible Person to purchase shares of the Corporation's common stock, $.50 par value ("Common Stock"), may be an incentive stock option ("ISO") as defined in Section 422 of the Internal Revenue Code of 1986 as heretofore or hereafter amended ("Code") or a nonqualified stock option ("NSO") (collectively referred to as "Options") and may be accompanied by stock appreciation rights ("SARs"). An Option that is not an ISO shall be an NSO. Shares of Common Stock ("Restricted Stock") may be granted or offered for sale to Eligible Persons either separately from or in tandem with the grant of an Option. Grants of Options and SARs, and grants of Restricted Stock to Eligible Persons, shall be collectively referred to as "Awards." Proceeds received by the Corporation from the sale of Restricted Stock, or shares of Common Stock pursuant to Options granted under the Plan, shall be used for general corporate purposes.

2.   ADMINISTRATION.

     The Plan shall be administered by a committee ("Committee") appointed by the Board. The Committee shall be composed of not fewer than two members. Except for Director Options described in Section 5A, the Committee Members shall not be eligible to receive Awards under the Plan. Subject to the express provisions of the Plan, the Committee may interpret the Plan, prescribe, amend and rescind rules and regulations relating to it, determine the terms and provisions of Awards to Eligible Persons under the Plan (which need not be identical), and make such other determinations as it deems necessary and advisable for the administration of the Plan. The Committee may delegate decisions with respect to Awards to Eligible Persons who are not elected officers or directors of the Corporation or its subsidiaries to such elected officer or officers of the Corporation as the Committee determines. The decisions of the Committee under the Plan shall be conclusive and binding. No member of the Board or the Committee shall be liable for any action taken or determination made hereunder in good faith. Service on the Committee shall constitute service as a director of the Corporation so that the members of the Committee shall be entitled to indemnification and reimbursement as directors of the Corporation pursuant to its bylaws.

3.   ELIGIBILITY.

     Eligible Persons who have been selected by the Committee to receive an Award shall participate in the Plan. Non-employee directors shall also participate in the Plan as provided in Section 5A. (Eligible Persons who participate in the Plan shall be referred to as "Participants"). SARs may be granted only to an Eligible Person to whom an Option has been granted. Shares of Restricted Stock may be granted or sold to Eligible Persons. ISO's may be granted only to an employee of the Corporation ("Employee"). The Committee shall determine, within the limits of the express provisions of the Plan, those Eligible Persons to whom, and the time or times at which Awards shall be granted. Except for Director Options, the Committee shall also determine, with respect to Awards to Eligible Persons, the number of shares of Common Stock to be subject to each such Award; the type of Options (ISO or NSO); the duration of each Option; the exercise price under each Option; the time or times within which (during the term of the Option) all or portions of each Option may be exercised; whether cash, Common Stock, Options or other property may be accepted in full or partial payment upon exercise of an Option; whether an Option shall include SARs and the terms of the SARs; the base price with respect to each Nontandem SAR (hereinafter defined); the restrictions to be imposed on shares of Restricted Stock; whether the shares of Restricted Stock shall be granted or sold; and any other terms and conditions of such Awards. In making such determinations, the Committee may take into account the nature of the services rendered by the Eligible Person, his present and potential contributions to the Corporation's success and such other factors as the Committee in its discretion shall deem relevant.

4.   COMMON STOCK.

     The total number of shares of Common Stock that may be subject to Awards (including ISOs and Director Options)] under the Plan shall be 250,000 shares. Such total number of shares shall be adjusted in accordance with the provisions of Section 12 hereof, and a share of Common Stock subject to an Option and its related Tandem SAR (hereinafter defined) shall only be counted once. Such shares may be either authorized but unissued shares or reacquired shares. In the event that (a) any Option granted under the Plan expires unexercised or is terminated, surrendered or canceled (other than in connection with the exercise of a Tandem SAR) without being exercised, in whole or in part, for any reason, or (b) any Nontandem SAR granted under the Plan expires unexercised or is terminated, surrendered or canceled without being exercised, in whole or in part, for any reason, or (c) any Restricted Stock granted under the Plan is forfeited or reacquired by the Corporation in connection with the violation of any restrictions imposed upon such shares pursuant to the Plan, then the number of shares of Common Stock theretofore subject to such Option, or SAR, or constituting such Restricted Stock, or the unexercised, terminated, surrendered, forfeited, canceled or reacquired portion thereof shall be added to the remaining number of shares of Common Stock that may be made subject to Awards under the Plan. Such Awards include Awards to former holders of such Options, SARs, or Restricted Stock and, with respect to Awards to Eligible Persons, upon such terms and conditions as the Committee shall determine, which terms may be more or less favorable than those applicable to such former holders of Options, SARs or Restricted Stock.

5.   OPTIONS.

     The following provisions shall apply to each Option granted to an Eligible
     Person:

     (a) Options (other than Director Options) may be granted to Eligible Persons at any time and from time to time as shall be determined by the Committee. Except for Director Options, the Committee shall have complete discretion in determining the number of shares of Common Stock subject to Options granted to each Eligible Person. The Committee may grant any type of Option to purchase Common Stock that is permitted by law at the time of the grant, including ISOs. Unless otherwise expressly provided at the time of grant, Options granted under the Plan will not be ISOs.

     (b) Each Option shall be evidenced by a written agreement specifying the type of Option granted, the Option exercise price, the terms for payment of the exercise price, the duration of the Option, the number of shares of Common Stock to which the Option pertains and the terms of related SARs, if any (the "Option Agreement"). An Option Agreement may also contain a vesting schedule, a noncompetition agreement, a confidentiality provision, provisions for forfeiture in the event of termination of the Eligible Person's employment by the Corporation and such restrictions and conditions and other terms as the Committee shall determine. Option Agreements need not be identical.

     (c) The Committee, in its discretion, shall have the power to accelerate the dates for exercise of any or all Options, or any part thereof, granted to an Eligible Person under the Plan.

     (d) In the discretion of the Committee, the grant of any Option may be accompanied by a Reload Option. A Reload Option may be granted to an Eligible Person who is an Option holder and who satisfies all or part of the exercise price of the Option with shares of Common Stock. The Reload Option represents an additional Option to acquire the same number of shares of Common Stock as is used by the Eligible Person to pay for the original Option. A Reload Option is subject to all of the same terms and conditions as the original Option except that (i) the exercise price of the shares of Common Stock subject to the Reload Option will be determined at the time the original Option is exercised and (ii) such Reload Option will conform to all provisions of the Plan at the time the original Option is exercised

          5A. Director Options. Each Director of the Corporation who is not an employee of the Corporation or any subsidiary of the Corporation (a "Non-Employee Director") shall be granted options (the "Director Options"), subject to the following terms and conditions:

               (a) GRANT. As of the date of the 2003 Annual Meeting of Stockholders and the date of each Annual Meeting of Stockholders held thereafter during the term of this Plan, each Non-Employee Director elected at such meeting or continuing in office after such meeting shall receive an option to purchase 1,000 shares. In the event a Non-Employee Director serves as Chairman of the Board of Directors, he shall receive an option to purchase 2,500 shares instead of 1,000 shares and in the event a Non-Employee Director serves as Vice Chairman of the Board of Directors, he shall receive an option to purchase 1,500 shares instead of 1,000 shares.

     (b) EXERCISE PRICE. The exercise price per share for the Director Options shall be 100% of the Fair Market Value of the Common Stock at the time the Director Option is granted. In no event may the exercise price be less than the par value of the Common Stock subject to such Director Option.

     (c) VESTING. The Director Options granted shall vest six months from the date of grant, unless compliance with such holding period is not required to qualify for an exemption from potential liability under
          Section 16 of the Securities Exchange Act of 1934, as amended from time and any successor thereto.

     (d)  TERM. The term of the Director Options shall be ten years.

     (e) EXPIRATION. Notwithstanding the provisions of Section 8 of this Plan, in the event a Non-Employee Director is removed for cause, then the unexercised portion of the vested Director Option shall expire thirty days after the date he or she is no longer a Director. In the event that the Non-Employee Director ceases to serve as a Director for any other reason including death or disability, then the unexercised portion of the vested Director Option shall expire on the earlier of three years from the date the Non-Employee Director ceases to serve as a Director or the expiration of the ten year term of the Director Option.

     (f)  DESIGNATION. All of the Director Options shall be designated NSO's.

     (g) OTHER PROVISIONS. Subject to the provisions of this Section 5A, all of the provisions of this Plan not inconsistent with this Section 5A shall apply to the Director Options.

6.   REQUIRED TERMS AND CONDITIONS OF ISOs.

     The provisions of each ISO granted to an Employee under this Section 6 shall be interpreted in a manner consistent with Section 422 of the Code and with all regulations issued thereunder. Each ISO granted to an Employee shall be in such form and subject to such restrictions and conditions and other terms as the Committee may determine at the time of grant, subject to the general provisions of the Plan, Section 422 of the Code, the applicable Option Agreement and the following specific rules:

     (a) EXERCISE PRICE. Except as otherwise provided, the per share exercise price of each ISO shall be at least 100% of the Fair Market Value of the Common Stock at the time such ISO is granted, provided that in the case of an ISO granted to an Employee who at the time of grant owns (as defined in Section 424(d) of the Code) stock of the Corporation or its parent or subsidiaries possessing more than 10% of the total combined voting power of all classes of stock of any such corporation, the exercise price shall be at least 110% of the Fair Market Value of the Common Stock subject to the ISO at the time such ISO is granted and the ISO by its terms shall not be exercisable after the expiration of five years from the date the ISO is granted. In no event may the exercise price be less than the par value of the Common Stock subject to such ISO.

     (b) MAXIMUM TERM. Subject to earlier termination as provided in Section 8, each ISO shall expire on the date determined in the applicable Option Agreement at the time the ISO is granted, provided that no ISO shall be exercisable after the expiration of 10 years from the date it is granted, except as otherwise provided in subsection (a) next above.

     (c) TIME OF EXERCISE. The Committee shall specify in the Option Agreement, at the time each ISO is granted, the duration of each ISO and the time or times within which (during the term of the ISO) all or portions of each ISO may be exercised, except to the extent that other terms of exercise are specifically provided by other provisions of the Plan.

     (d) VALUE OF SHARES. The aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which ISOs are exercisable for the first time by an Employee during any calendar year (under all option plans of the Corporation or of a corporation which, at the time such ISO was granted, is a parent or subsidiary of the Corporation, or is a predecessor corporation of any such corporation) shall not exceed $100,000. If the aggregate Fair Market Value (determined at the time of grant) of the stock subject to an Option, which first becomes exercisable in any calendar year and during this period exceeds the limitation of this subsection, so much of the Option that does not exceed the applicable dollar limit shall be an ISO and the remainder shall be an NSO; but in all other respects, the original Option Agreement shall remain in full force and effect.

     (e) CONVERSION. The Committee may, in its sole discretion, cause the Corporation to convert an ISO to an NSO upon such terms and conditions and in such manner as the Committee deems equitable.

7.   REQUIRED TERMS AND CONDITIONS OF NSOs.

     Each NSO granted to an Eligible Person shall be in such form and subject to such restrictions and conditions and other terms as the Committee may determine at the time of grant, subject to the general provisions of the Plan, the applicable Option Agreement, and the following specific rules:

     (a) EXERCISE PRICE. The number of shares of Common Stock subject to each NSO and the per share exercise price of each NSO shall be determined by the Committee at the time the NSO is granted, provided that such exercise price shall not be less than 100% of the Fair Market Value of the Common Stock on the date the NSO is granted. In no event may the exercise price be less than the par value of the Common Stock subject to such NSO.

     (b) MAXIMUM TERM. Subject to earlier termination as provided in Section 8, each such NSO shall expire on the date determined in the applicable Option Agreement at the time the NSO is granted, provided that such date shall not be more than ten years after the date of grant.

     (c) TIME OF EXERCISE. The Committee shall specify in the Option Agreement at the time each NSO is granted, the duration of each NSO and the time or times within which (during the term of the NSO) all or portions of each NSO may be exercised, except to the extent that other terms of exercise are specifically provided by other provisions of the Plan.

8. EXPIRATION OF OPTIONS GRANTED TO ELIGIBLE PERSONS; TERMINATION OF EMPLOYMENT, DISABILITY OR DEATH, OR RETIREMENT.

     (a) GENERAL RULE. Except with respect to Options expiring pursuant to subsection 8(b), (c) or (d) below, each Option granted to an Eligible Person shall, expire on the expiration date or dates set forth in the applicable Option Agreement. Each Option expiring pursuant to subsection 8(b), (c) or (d) below shall expire on the date set forth in subsection 8(b), (c) or (d) notwithstanding any restrictions and conditions that may be contained in an Eligible Person's Option Agreement.

     (b) EXPIRATION UPON TERMINATION OF EMPLOYMENT. An Option granted to an Eligible Person shall expire on the first to occur of (i) the applicable date or dates determined pursuant to subsection 8(a) or
          (ii) the date that the employment or period of service of the Eligible Person with the Corporation and its subsidiaries terminates for any reason other than death or disability pursuant to subsection 8(c) or retirement pursuant to subsection 8(d). Notwithstanding the preceding provisions of this subsection 8(b), the Committee, in its sole discretion, may permit an Eligible Person (i) to exercise an Option that is exercisable immediately prior to the termination of employment or termination of his period of service, notwithstanding any restrictions and conditions that may be contained in his Option Agreement during a period not to exceed one month following his termination of employment or period of service, and/or (ii) to exercise an Option that becomes exercisable after termination of employment or termination of his period of service and prior to the termination of such one month period, during such period. In no event, however, may the Committee permit such Eligible Person to exercise an Option under this subsection 8(b) after the expiration date or dates set forth in the applicable Option Agreement.

     (c) EXPIRATION UPON DISABILITY OR DEATH. If the employment or period of service of an Eligible Person with the Corporation and its subsidiaries terminates by reason of disability (as determined by the Committee) or death, his unexpired Options or portions thereof, if any, held on the date of disability or death that would expire pursuant to the terms of his Option Agreement during the 12-month period commencing on the date of disability or death, shall expire on the last day of such 12-month period. During such 12-month period, any such Option or portion thereof referred to in the preceding sentence may be exercised by such Eligible Person, or the person specified in
          Section 9, with respect to the same number of shares and in the same manner and to the same extent as if the Eligible Person had continued as an employee, director or consultant of the Corporation or its subsidiaries during such 12-month period. Any unexpired Option or portion thereof held by the Eligible Person on the date of disability or death, that would expire pursuant to the terms of his Option Agreement on a date more than 12 months after the date of disability or death, shall expire unexercised on the date of disability or death.

     (d) EXPIRATION UPON RETIREMENT. If the employment of an Eligible Person with the Corporation and its subsidiaries terminates due to retirement under any qualified retirement plan maintained by the Corporation and/or any of its subsidiaries, his Option shall expire on the earlier to occur of (i) the applicable expiration date or dates set forth in the applicable Option Agreement(s) or (ii) the first anniversary of the date of such termination of employment. If an Eligible Person who has so retired dies prior to exercising in full an Option that has not expired pursuant to the preceding sentence, then notwithstanding the preceding sentence, such Option shall expire on the first anniversary of the date of the Eligible Person's death. During the period commencing on the date of retirement or death, as the case may be, and ending on the applicable later expiration date, the Options may be exercised by such Eligible Person, or the person specified in Section 9, with respect to the same number of shares and in the same manner and to the same extent as if the Eligible Person had continued as a full-time employee of the Corporation or its subsidiaries during such period.

9.   METHOD OF EXERCISE OF OPTIONS.

     Any Option granted under the Plan may be exercised by the Participant, by a legatee or legatees of such Option under the Participant's last will, by his executors, personal representatives or distributees, or by his assignee or assignees as provided in Section 14 below, by delivering to the Secretary of the Corporation written notice of the number of shares of Common Stock with respect to which the Option is being exercised, accompanied by full payment to the Corporation of the exercise price of the shares being purchased under the Option, and by satisfying all other conditions provided for in the Plan. Except as otherwise provided in the Plan or in any Option Agreement, the exercise price of Common Stock upon exercise of any Option by an Eligible Person shall be paid in full (i) in cash, (ii) in Common Stock valued at its Fair Market Value on the date of exercise, (iii) in cash by a broker-dealer to whom the holder of the Option has submitted an exercise notice consisting of a fully endorsed Option,
     (iv) by agreeing to surrender SARs then exercisable by him valued pursuant to subsection 10(b) below on the date of exercise, (v) by agreeing to surrender Options then exercisable by him valued at the excess of the aggregate Fair Market Value of the Common Stock subject to such Options on the date of exercise over the aggregate option price of such Common Stock,
     (vi) by directing the Corporation to withhold such number of shares of Common Stock otherwise issuable upon exercise of such Option having an aggregate Fair Market Value on the date of exercise equal to the exercise price of the Option, or (vii) by such other medium of payment as the Committee, in its discretion, shall authorize, or by any combination of
     (i), (ii), (iii), (iv), (v) and (vi), at the discretion of the Committee or in any manner provided in the Option Agreement. In the case of payment pursuant to (ii), (iii), (iv), (v) or (vi) above, the Participant's election must be made on or prior to the date of exercise of the Option and must be irrevocable. In lieu of a separate election governing each exercise of an Award, a Participant may file a blanket election which shall govern all future exercises of Awards until revoked by the Participant. The Corporation shall issue, in the name of the Participant (or, if applicable, the legatee(s), executor(s), personal representative(s), or distributee(s) of a deceased Participant, or the assignee(s) as provided in Section 14), stock certificates representing the total number of shares of Common Stock issuable pursuant to the exercise of any Option as soon as reasonably practicable after such exercise, provided that any Common Stock purchased by an Eligible Person through a broker-dealer pursuant to clause (iii) above shall be delivered to such broker-dealer in accordance with 12 CFR
     Section 220.3(e)(4).

10.  REQUIRED TERMS OF STOCK APPRECIATION RIGHTS.

     If deemed by the Committee to be in the best interests of the Corporation, an Eligible Person who receives an Option may also be granted a SAR. Each SAR shall be granted subject to such restrictions and conditions and other terms as the Committee may specify in the Option Agreement at the time the Option is granted, or as the Committee may determine at the time of grant, subject to the general provisions of the Plan, and the following specific rules:

     (a) GRANT OF SARs. SARs will be granted, if at all, at the time of granting of an Option and may be granted either in addition to the related Option ("Nontandem SAR") or in tandem with the related Option ("Tandem SAR"). At the time of grant of a Nontandem SAR, the Committee shall specify the base price of Common Stock to be used in connection with the calculation described in subsection (b)(i) below. The base price of a Nontandem SAR shall not be less than 80% of the Fair Market Value of a share of Common Stock on the date of grant, provided that the Board shall approve any base price that is less than 100% of the Fair Market Value of the Common Stock on the date of grant. The number of shares of Common Stock subject to a Tandem SAR shall not exceed one for each share of Common Stock subject to the Option. The number of shares of Common Stock subject to a Nontandem SAR shall be one for each share of Common Stock subject to the Option. No Tandem SAR may be granted to an Eligible Person in connection with an ISO in a manner that will disqualify the ISO under Section 422 of the Code unless the Eligible Person consents thereto.

     (b) VALUE OF SARs. Upon exercise, a SAR shall entitle the Eligible Person to receive from the Corporation the number of shares of Common Stock having an aggregate Fair Market Value equal to the following:

          (i) in the case of a Nontandem SAR, the excess of the Fair Market Value of one share of Common Stock as of the date on which the SAR is exercised over the base price specified in such SAR, multiplied by the number of shares of Common Stock then subject to the SAR, or the portion thereof being exercised.

          (ii) in the case of a Tandem SAR, the excess of the Fair Market Value of one share of Common Stock as of the date on which the SAR is exercised over the exercise price per share specified in such Option, multiplied by the number of shares then subject to the Option, or the portion thereof as to which the SAR is being exercised.

     Cash shall be delivered in lieu of any fractional shares. The Committee, in its discretion, shall be entitled to cause the Corporation to elect to settle any part or all of its obligation arising out of the exercise of a SAR by the payment of cash in lieu of all or part of the shares of Common Stock it would otherwise be obligated to deliver in an amount equal to the Fair Market Value of such shares on the date of exercise.

     (c) EXERCISE OF TANDEM SARs. A Tandem SAR shall be exercisable during such time, and be subject to such restrictions and conditions and other terms, as the Committee shall specify in the applicable Option Agreement at the time such Tandem SAR is granted. Notwithstanding the preceding sentence, the Tandem SAR shall be exercisable only at such time as the Option to which it relates is exercisable and shall be subject to the restrictions and conditions and other terms applicable to such Option. Upon the exercise of a Tandem SAR, the unexercised Option, or the portion thereof to which the exercised portion of the Tandem SAR is related, shall expire. The exercise of any Option shall cause the expiration of the Tandem SAR related to such Option, or portion thereof, that is exercised.

     (d)  EXERCISE OF NONTANDEM SARs.

          (i) A Nontandem SAR granted under the Plan shall be exercisable during such time, and be subject to such restrictions and conditions and other terms, as the Committee shall specify in the Option Agreement at the time the Nontandem SAR is granted, which restrictions and conditions and other terms need not be the same for all Eligible Persons. Without limiting the generality of the foregoing, the Committee may specify a minimum number of full shares with respect to which any exercise of a Nontandem SAR must be made.

          (ii) Subject to earlier termination as provided in the last sentence of this paragraph (ii), a Nontandem SAR granted under the Plan shall expire on the date specified by the Committee in the Option Agreement, provided that such date shall not be more than ten years after the date of grant. The Committee shall specify in the Option Agreement at the time each Nontandem SAR is granted, the time during which the Nontandem SAR may be exercised prior to its expiration and other provisions relevant to the SAR. The Committee, in its discretion, shall have the power to accelerate the dates for exercise of any or all Nontandem SARs or any part thereof, granted under the Plan. Notwithstanding the foregoing, any Nontandem SAR granted to an Eligible Person under the Plan shall expire, notwithstanding any restrictions and conditions that may be contained in his applicable Option Agreement, following a termination of his employment with the Corporation and its subsidiaries in the same manner as an Option held by such Eligible Person would expire pursuant to the provisions of
          Section 8.

     (e) PARTIES ENTITLED TO EXERCISE SARs. A SAR may be exercised only by the Eligible Person (or by a legatee or legatees of such SAR under his last will, by his executors, personal representatives or distributees, or by an assignee or assignees pursuant to Section 14 below).

     (f) SETTLEMENT OF SARs. As soon as is reasonably practicable after the exercise of a SAR, the Corporation shall (i) issue, in the name of the Eligible Person, stock certificates representing the total number of full shares of Common Stock to which the Eligible Person is entitled pursuant to subsection (b) hereof and cash in an amount equal to the Fair Market Value, as of the date of exercise, or any resulting fractional shares, and (ii) if the Committee causes the Corporation to elect to settle all or part of its obligations arising out of the exercise of the SAR in cash, deliver to the Eligible Person an amount in cash equal to the Fair Market Value, as of the date of exercise, of the shares of Common Stock it would otherwise be obligated to deliver.

11.  RESTRICTED STOCK AWARDS TO ELIGIBLE PERSONS.

     The Committee may from time to time cause the Corporation to grant, or sell for such amount of cash, Common Stock or such other consideration as the Committee deems appropriate (which amount may be less than the Fair Market Value of the Common Stock on the date of grant or sale), shares of Restricted Stock under the Plan to such Eligible Persons, and subject to such restrictions and conditions and other terms as the Committee may determine at the time of grant or sale, subject to the general provisions of the Plan, the applicable Restricted Stock Agreement, and the following specific rules:

     (a) GRANT OR SALE. Restricted Stock may be granted or sold to an Eligible Person either separately from, or in tandem with, the grant of an Option (with or without SARs) to Eligible Persons. In the case of Restricted Stock granted or sold in tandem with the grant of an
          Option: (i) the exercise of the Option shall cause the forfeiture (or sale at the purchase price paid for the Restricted Stock) to the Corporation of the Restricted Stock related to the Option, or portion thereof that is exercised, and (ii) the lapse of restrictions applicable to such Restricted Stock shall cause the expiration of the unexercised Option, or pro rata portion thereof, related to such Restricted Stock. Restricted Stock not granted or sold in tandem with the grant of an Option shall have no effect on, and shall not be affected by, the exercise of any Option by the holder of such Restricted Stock.

     (b) RESTRICTED STOCK AGREEMENTS. Shares of Restricted Stock issued to an Eligible Person under the Plan shall be governed by a Restricted Stock Agreement which shall specify whether the shares of Restricted Stock are granted or sold to the Eligible Persons and whether such Restricted Stock is issued separate from, or in tandem with, the grant of an Option and such other provisions as the Committee shall determine.

     (c) ISSUANCE OF RESTRICTED STOCK. The Corporation shall issue, in the name of the Eligible Person, stock certificates representing the total number of shares of Restricted Stock granted or sold to the Eligible Person, as soon as may be reasonably practicable after such grant or sale, which shall be held by the Secretary of the Corporation as provided in subsection (h) hereof.

     (d) RIGHTS OF STOCKHOLDERS. Subject to the provisions of subsections (c) and (e) hereof and subsection 13(b), and the restrictions set forth in the related Restricted Stock Agreement, the Eligible Persons receiving a grant of or purchasing Restricted Stock shall thereupon be a stockholder with respect to all of the shares represented by such certificate or certificates and shall have the rights of a stockholder with respect to such shares, including the right to vote such shares and to receive dividends and other distributions paid with respect to such shares.

     (e) RESTRICTIONS; FORFEITURE OR RESALE. Any share of Restricted Stock granted to an Eligible Person pursuant to the Plan shall be forfeited, and any share of Restricted Stock sold to an Eligible Person pursuant to the Plan shall, at the Corporation's option, be resold to the Corporation for an amount equal to the value of the cash and/or property paid therefor, and, in either case, such shares shall revert to the Corporation, if (i) the Eligible Person violates a non-competition or confidentiality agreement or other condition set forth in the Restricted Stock Agreement, (ii) the Eligible Person's employment with the Corporation or its subsidiaries terminates prior to a date or dates for expiration of the forfeiture or resale provisions set forth in his Restricted Stock Agreement, which date shall not be earlier than the first anniversary of such grant or sale,
          (iii) the date the Eligible Person's employment with the Corporation terminates for cause, or (iv) the date there occurs a violation of any provision of the applicable Restricted Stock Agreement. The Corporation shall exercise its right to require a forfeiture, and exercise its right to require a resale of the Restricted Stock pursuant to this subsection (e), by giving notice to the Eligible Persons at any time within the 30-day period following (i) the date that the Corporation acquires knowledge of his violation of a noncompetition or confidentiality agreement or other condition, or
          (ii) his termination of employment with the Corporation or its subsidiaries prior to such date set forth in the Restricted Stock Agreement. Upon receipt of such notice, the Secretary of the Corporation shall promptly cancel shares of Restricted Stock that are forfeited or resold to the Corporation, and the corporation shall make payment therefor, if applicable, as soon as reasonably practicable after the date of said surrender.

     (f) ACCELERATION. The Committee, in its discretion, shall have the power to accelerate the date on which the restrictions of this Section 11 or contained in any Restricted Stock Agreements shall lapse with respect to any or all shares of Restricted Stock granted or sold under the Plan that have been outstanding for at least one year.

     (g) TERMINATION OF EMPLOYMENT. Notwithstanding the foregoing, if the Eligible Person's employment terminates (i) upon the Eligible Person's retirement [as described in subsection 10(d)], (ii) because of his death or disability (as determined by the Committee), or (iii) under circumstances described in subsection 10(e), any restrictions of this
          Section 11 or in any Restricted Stock Agreement shall lapse.

     (h) RESTRICTED STOCK CERTIFICATES. The Secretary of the Corporation shall hold the certificate or certificates representing shares of Restricted Stock issued under the Plan on behalf of each Participant who holds such shares, whether by grant or sale, until such time as the Restricted Stock is forfeited, resold to the Corporation, or the restrictions lapse.

     (i) TERMS AND CONDITIONS. The Committee may prescribe such other restrictions and conditions and other terms applicable to the shares of Restricted Stock issued to an Eligible Person under the Plan that are neither inconsistent with nor prohibited by the Plan or any Restricted Stock Agreement, including, without limitation, terms providing for a lapse of the restrictions of this Section 11 or in any Restricted Stock Agreement, in installments.

12.  ADJUSTMENTS.

     (a) Appropriate adjustment in the maximum number of shares of Common Stock issuable pursuant to the Plan, the number of shares subject to Awards under the Plan, the exercise price with respect to Options and Tandem SARs and the base price with respect to Nontandem SARs, shall be made to give effect to any increase or decrease in the number of shares of issued Common Stock resulting from a subdivision or consolidation of shares whether through reorganization, recapitalization, stock split, reverse stock split, spin-off, split off, spin-out, or other distribution of assets to stockholders, stock distributions or combination of shares, assumption and conversion of outstanding Awards due to an acquisition by the Corporation of the stock or assets of any other corporation, payment of stock dividends, other increase or decrease in the number of such shares outstanding effected, without receipt of consideration by the Corporation, or any other occurrence for which the Committee determines an adjustment is appropriate; provided, however, that no adjustment in the number of shares with respect to which Awards may be granted under the Plan, or in the number of shares subject to outstanding Awards, shall be made except in the event, and then only to the extent that such adjustment together with all respective prior adjustments which were not made as a result of this provision, involve a net change of more than ten percent (i) from the number of shares of Common Stock with respect to which Awards may be granted under the Plan, or (ii) with respect to each outstanding Option, from the respective number of shares of Common Stock subject thereto on the date of grant thereof. Without limiting the generality of the foregoing provisions of this paragraph, any such adjustment shall be deemed to have prevented any dilution and enlargement of an Eligible Person's rights, if such Eligible Person receives in any such adjustment, rights that are substantially similar (after taking into account the fact that the Eligible Person has not paid the applicable exercise price) to the rights the Eligible Person would have received had he exercised his outstanding Awards, and become a stockholder of the Corporation immediately prior to the event giving rise to such adjustment. Adjustments under this paragraph shall be made by the Committee whose decision as to the amount and timing of any such adjustment shall be conclusive and binding on all persons.

     (b)  In the event that:

          (i) Any person (as such term is used in Section 12 of the Securities Exchange Act of 1934 and the rules and regulations thereunder and including any Affiliate or Associate of such person, as defined in Rule 12b-2 under said Act, and any person acting in concert with such person) directly or indirectly acquires or otherwise become entitled to vote more than 50 percent of the voting power entitled to be cast at elections for directors ("Voting Power") of the Corporation; or

          (ii) There occurs any merger or consolidation of the Corporation, or any sale, lease or exchange of all or any substantial part of the consolidated assets of the Corporation and its subsidiaries to any other person and (A) in the case of a merger or consolidation, the holders of outstanding stock of the Corporation entitled to vote in elections of directors immediately before such merger or consolidation hold less than 50% of the Voting Power of the survivor of such merger or consolidation or its parent; or (B) in the case of any such sale, lease or exchange, the Corporation does not own at least 50% of the Voting Power of the other person;

The Committee may, in its discretion, revise, alter, amend or modify any Option Agreement or Restricted Stock Agreement with an Eligible Person and any then outstanding and unexercised Option granted to an Eligible Person, any SAR, and any share of Restricted Stock granted or sold to an Eligible Person, in any manner that it deems appropriate, including, but not limited to, any of the following respects:

     (A) The Option and SAR may be deemed to pertain to and apply to the securities to which a holder of the number of shares of Common Stock subject to the unexercised portion of the Option would be entitled if he actually owned such shares immediately prior to the record date or other time any such event became effective, and the number of SARs may be adjusted as necessary to maintain the ratio between the number of SARs and the securities, cash and other property subject to the Option; and

     (B) Subject to subsection 6(d), the dates upon which outstanding and unexercised Options may be exercised may be advanced (without regard to installment exercise limitations, if any);

     (C) The dates upon which restrictions and conditions applicable to outstanding Restricted Stock shall lapse may be advanced (without regard to any installment limitations); and

     (D) Shares of Restricted Stock may be surrendered in a merger, consolidation or share exchange involving the Corporation, notwithstanding any restrictions and conditions applicable to such shares, provided that the securities and/or other consideration received in exchange therefor shall be subject to the restrictions and conditions applicable to the Restricted Stock at the time of surrender and that the surrendering Eligible Persons agrees to any reasonable provisions requested by the Corporation to assure that any consideration received as a result of such surrender is subject to the same restrictions and conditions as those imposed on the Restricted Stock surrendered and that the consideration cannot be transferred in violation of any such restrictions.

     If the Committee believes that any such event is reasonably likely to occur, the Committee may so revise,alter, amend or modify as set forth above at any time before and contingent upon the consummation of such an event.

     (c) In the case of dissolution of the Corporation, (i) every Option and SAR granted to an Eligible Person outstanding hereunder shall terminate notwithstanding any restrictions and conditions that may be contained in his Option Agreement and (ii) the restrictions and conditions on Restricted Stock held by an Eligible Person shall lapse and the holders of such Restricted Stock shall have all the rights of a stockholder with respect to participation in the dissolution. Each such Option and SAR holder shall have 30 days prior written notice of such event, during which time he shall have a right, subject to subsection 7(d), to exercise his partly or wholly unexercised Option and SAR (without regard to installment exercise limitations, if any).

     (d) On the basis of information known to the Corporation, the Committee shall make all determinations relating to the applicability and interpretation of this Section 12, and all such determinations shall be conclusive and binding.

13.  TERMS AND CONDITIONS OF AWARDS.

     (a) Each Eligible Person shall agree to such restrictions and conditions and other terms in connection with the exercise of an Option or SAR, or the grant or sale of Restricted Stock, including restrictions and conditions on the disposition of the Common Stock acquired upon the exercise, grant or sale thereof, as the Committee may deem appropriate. The certificates delivered to a Participant or to the Secretary of the Corporation evidencing the shares of Common Stock acquired upon exercise of an Option may, and in the case of a grant or a sale of Restricted Stock to a Participant shall, bear a legend referring to the restrictions and conditions and other terms contained in the respective Option Agreement or Restricted Stock Agreement and the Plan, and the Corporation may place a stop transfer order with its transfer agent against the transfer of such shares. Each Eligible Person shall execute a written instrument stating that he is purchasing the Common Stock for investment and not with any present intention to sell the same.

     (b) The obligation of the Corporation to sell and deliver Common Stock under the Plan shall be subject to all applicable laws, regulations, rules and approvals, including, but not by way of limitation, the effectiveness of a registration statement under the Securities Act of 1933, if deemed necessary or appropriate by the Committee, of the Common Stock, Options, SARs and other securities reserved for issuance or that may be offered under the Plan. A Participant shall have no rights as a stockholder with respect to any shares covered by an Option granted to, or exercised by, him until the date of delivery of a stock certificate to him for such shares, or with respect to Restricted Stock granted or sold to him, until the date of delivery of a stock certificate representing such Restricted Stock to the Secretary of the Corporation on his behalf. No adjustment other than pursuant to Section 12(a) hereof shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is delivered.

14.  NONTRANSFERABILITY.

     (a) Except as provided in subsection 12(b)(iii)(D) and in subsection (b) next below, or in connection with unrestricted Common Stock issued pursuant to an Award, Awards granted under the Plan and any rights and privileges pertaining thereto, may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise, other than by will or by the laws of descent and distribution and shall not be subject to execution, attachment or similar process. The granting of an Option or SAR shall impose no obligation upon the applicable Participant to exercise such Option or SAR.

     (b) Notwithstanding the provisions of subsection (a) above, a Participant, at any time prior to his death, may assign all or any portion of an Award granted to him (other than an ISO) to (i) his spouse or lineal descendant, (ii) the trustee of a trust for the primary benefit of his spouse or lineal descendant, (iii) a partnership of which his spouse and lineal descendants are the only partners, or (iv) a tax exempt organization as described in Section 501(c)(3) of the Code. In such event, the spouse, lineal descendant, trustee, partnership or tax exempt organization will be entitled to all of the rights of the Participant with respect to the assigned portion of such Award, and such portion of the Award will continue to be subject to all of the terms, conditions and restrictions applicable to the Award, as set forth herein and in the related Option Agreement or Restricted Stock Agreement immediately prior to the effective date of the assignment. Any such assignment will be permitted only if (i) the Participant does not receive any consideration therefore, and (ii) the assignment is expressly permitted by the applicable Option Agreement or Restricted Stock Agreement as approved by the Committee. Any such assignment shall be evidenced by an appropriate written document executed by the Participant, and a copy thereof shall be delivered to the Corporation on or prior to the effective date of the assignment.

15.  INDEMNIFICATION OF THE COMMITTEE.

     In addition to such other rights of indemnification as they may have as members of the Board, or as members of the Committee, or as its delegatees, the members of the Committee and its delegatees shall be indemnified by the Corporation against (a) the reasonable expenses (as such expenses are incurred), including attorneys' fees actually and necessarily incurred in connection with the defense of any action, suit or proceeding (or in connection with any appeal therein), to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, any Option or SAR granted hereunder or any grant or sale of shares of Restricted Stock; and (b) against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Corporation) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such Committee member or delegatee is liable for gross negligence or misconduct in the performance of his duties; provided that within 60 days after institution of any such action, suit or proceeding a Committee member or delegatee shall in writing offer the Corporation the opportunity, at its own expense, to handle and defend the same.

16. NO CONTRACT OF EMPLOYMENT.

     Neither the adoption of the Plan nor the grant of any Award shall be deemed to obligate the Corporation or any subsidiary to continue the employment or period of service of any Eligible Person for any particular period, nor shall the granting of an Award constitute a request or consent to postpone the retirement date of any Eligible Person.

17. TERMINATION AND AMENDMENT OF PLAN.

     (a) No ISOs shall be granted under the Plan more than ten years after the first to occur of (i) the date the Plan was adopted by the Board, or
          (ii) the date the Plan was approved by the stockholders of the Corporation. The Board may at any time terminate, suspend or modify the Plan without the authorization of stockholders to the extent allowed by law, including, with respect to ISOs, Section 422 of the Code and regulations issued thereunder.

     (b) No termination, suspension or modification of the Plan shall adversely affect any right acquired by any Participant under an Award granted before the date of such termination, suspension or modification, unless such Participant shall consent; but it shall be conclusively presumed that any adjustment for changes in capitalization as provided for herein does not adversely affect any such right. Any member of the Board who is an officer or employee of the Corporation shall be without vote on any proposed amendment to the Plan, or on any other matter which might affect that member's individual interest under the Plan.

18.  EFFECTIVE DATE OF PLAN.

     The Plan shall become effective upon adoption by the Board; provided, however, that it shall be submitted for approval by either written consent of all of holders of the outstanding Common Stock or by the holders of a majority of the outstanding shares of Common Stock of the Corporation present, or represented, and entitled to vote at a stockholders' meeting held within 12 months thereafter, and Awards granted prior to such stockholder approval shall become null and void if such stockholder approval is not obtained.

19. WITHHOLDING TAXES.

     Whenever the Corporation proposes or is required to issue or transfer shares of Common Stock to a Participant under the Plan, the Corporation shall have the right to require the Participant to remit to the Corporation an amount sufficient to satisfy all federal, state and local withholding tax requirements prior to the delivery of any certificate or certificates for such shares. If such certificates have been delivered prior to the time a withholding obligation arises, the Corporation shall have the right to require the Participant to remit to the Corporation an amount sufficient to satisfy all federal, state or local withholding tax requirements at the time such obligation arises and to withhold from other amounts payable to the Participant, as compensation or otherwise, as necessary. Whenever payments under the Plan are to be made to a Participant in cash, such payments shall be net of any amounts sufficient to satisfy all federal, state and local withholding tax requirements. In connection with an Award in the form of shares of Common Stock, a Participant may elect to satisfy his tax withholding obligation incurred with respect to the Taxable Date of the Award by (a) directing the Corporation to withhold a portion of the shares of Common Stock otherwise distributable to the Participant, or (b) by transferring to the Corporation a certain number of shares (either subject to a restricted Stock Award or previously owned), such shares being valued at the Fair Market Value thereof on the Taxable Date. Notwithstanding any provisions of the Plan to the contrary, a Participant's election pursuant to the preceding sentence (a) must be made on or prior to the Taxable Date with respect to such Award, and (b) must be irrevocable. In lieu of a separate election on each Taxable Date of an Award, a Participant may make a blanket election with the Committee that shall govern all future Taxable Dates until revoked by the Participant. If the holder of shares of Common Stock purchased in connection with the exercise of an ISO disposes of such shares within two years of the date such ISO was granted or within one year of such exercise, he shall notify the Corporation of such disposition and remit an amount necessary to satisfy applicable withholding requirements including those arising under federal income tax laws. If such holder does not remit such amount, the Corporation may withhold all or a portion of any salary then or in the future owed to such holder as necessary to satisfy such requirements. Taxable Date means the date a Participant recognizes income with respect to an Award under the Code or any applicable state income tax law.

20. LEAVES OF ABSENCE.

     The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan regarding any leave of absence taken by an Eligible Person who is the recipient of any Award. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (a) whether or not any such leave of absence shall constitute a termination of employment within the meaning of the Plan, and
     (b) the impact, if any, of any such leave of absence on Awards under the Plan theretofore made to any Eligible Person who takes such leave of absence.

21.  GOVERNING LAW.

     The Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of New York and, in the case of ISOs, Section 422 of the Code and regulations issued thereunder.

22.  FAIR MARKET VALUE.

     "Fair Market Value" as of a given date for all purposes of the Plan and any Option Agreement or Restricted Stock Agreement means (a) if the Common Stock is listed on a national securities exchange, the average of the closing prices of the Common Stock on the Composite Tape for the 10 consecutive trading days immediately preceding such given date; (b) if the Common Stock is traded on an exchange or market in which prices are reported on a bid and asked price, the average of the mean between the bid and the asked price for the Common Stock at the close of trading for the ten consecutive trading days immediately preceding such given date; and (c) if the Common Stock is not listed on a national securities exchange nor traded on the over-the-counter market, such value as the Committee, in good faith, shall determine. Notwithstanding any provision of the Plan to the contrary, no determination made with respect to the Fair Market Value of Common Stock subject to an ISO shall be inconsistent with Section 422 of the Code or regulations issued thereunder.

23.  SUCCESSORS.

     In the event of a sale of substantially all of the assets of the Corporation, or a merger, consolidation or share exchange involving the Corporation, all obligations of the Corporation under the Plan with respect to Awards granted hereunder shall be binding on the successor to the transaction. Employment or continuation of service of an Eligible Person with such a successor shall be considered employment or period of service of the Eligible Person with the Corporation for purposes of the Plan.

24.  NOTICES.

     Notices given pursuant to the Plan shall be in writing and shall be deemed received when personally delivered or five days after mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid.

     Notice to the Corporation shall be directed to:

     Evans Bancorp, Inc.
     14 - 16 N. Main Street
     Angola, New York 14006

     Notices to or with respect to a Participant shall be directed to the Participant, or the executors, personal representatives or distributees of a deceased Participant, at the Participant's home address on the records of the Corporation.